Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT OF MERGER

BY AND AMONG

MELLANOX TECHNOLOGIES, LTD.

MONDIAL EUROPE SUB LTD.

AND

EZCHIP SEMICONDUCTOR LTD.

DATED AS OF NOVEMBER 17, 2015

AMENDMENT NO. 1 TO AGREEMENT OF MERGER

AMENDMENT NO. 1 TO AGREEMENT OF MERGER, dated as of November 17, 2015 (this “Amendment No. 1”), by and among Mellanox Technologies, Ltd., a public company formed under the laws of the State of Israel (“Parent”); Mondial Europe Sub Ltd., a private company formed under the laws of the State of Israel and a wholly owned subsidiary of Parent (“Merger Sub”); and EZchip Semiconductor Ltd., a public company formed under the laws of the State of Israel (the “Company”). Each of the parties to this Amendment No. 1 is individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Parent, Merger Sub and the Company entered into that certain Agreement of Merger dated as of September 30, 2015 (the “Merger Agreement”);

WHEREAS, pursuant to Section 10.1 of the Merger Agreement, the Merger Agreement may be amended by an instrument in writing signed on behalf of each of the Parties;

WHEREAS, the Parties wish to amend the Merger Agreement to reflect the changes set forth herein; and

WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have approved this Amendment No. 1.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and for other good and valuable consideration receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.              Defined Terms.

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

2.              Go-Shop Period.

2.1.         Notwithstanding any provision of the Merger Agreement to the contrary (including, without limitation, Section 5.4 of the Merger Agreement), during the period beginning on the date of this Amendment No. 1 and continuing until 6:59 a.m. (Israel time) on December 16, 2015 (the “Go-Shop Period”), the Acquired Companies and their respective Representatives shall have the right to, directly or indirectly through another Person, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, or any offer, proposal, inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Transaction (which for the purpose of this Section 2.1, (x)

each reference to “85%” and “15%” appearing in the definition of an “Acquisition Transaction,” shall be “50%” and (y) a tender offer or exchange offer relating to 50% or more of the outstanding Company Shares shall be deemed an Acquisition Proposal) and (ii) participate in any discussions or negotiations regarding or relating to, or furnish to any Person any nonpublic information that can be used for the purposes of formulating, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or be expected to lead to, an Acquisition Proposal for a transaction substantially similar to the transaction contemplated under the Merger Agreement, pursuant to a customary confidentiality agreement on terms, that taken as a whole, are not materially more favorable to such Person than the provisions of the Confidentiality Agreement and which does not prohibit the Company from complying with its obligations under Section 2.2 below and (subject to Section 2.3 below) Section 5.4 of the Merger Agreement, provided, that all such information and data has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person.

2.2.         No later than twenty-four (24) hours after the end of the Go-Shop Period, the Company shall notify Parent in writing of the identity of each person from whom the Company has received an Acquisition Proposal prior to the end of the Go-Shop Period that has not been withdrawn and for which the Company Board determines in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal and provide to Parent (x) a copy of any such Acquisition Proposal made in writing (including financing commitments) to the Company or any of its Subsidiaries and (y) a written summary of the material terms of any such Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally).

2.3.         The obligations of the Company pursuant to first two sentences of Section 5.4(a) and Section 5.4 (b), (c) and (d) of the Merger Agreement shall not apply during the Go-Shop Period.

2.4.         Section 5.4(e)(iii) of the Merger Agreement shall be amended by replacing references to “three Business Days” with “five Business Days”.

2.5.         For removal of doubt, the Company Board shall not be allowed to effect a Change of Recommendation other than in connection with a Superior Proposal which has not been withdrawn and continues to be a Superior Proposal and after compliance by the Company with Section 5.4(e) of the Merger Agreement (as amended by Section 2.4 of this Amendment No. 1).

2.6.         The obligations of the Company pursuant to Sections 6.13(a) and 6.13(b)(i) of the Merger Agreement shall not apply during the Go-Shop Period insofar as they relate to any matters permitted pursuant to Section 2.1 of this Amendment No. 1.

3.              Additional Amendments to the Merger Agreement.

3.1.         The reference in Section 9.1(b) of the Merger Agreement to “February 5, 2016” shall be replaced with “April 16, 2016”.

3.2.         The words “Termination Fees” shall be deleted from the title of Section 9.3.

3.3.         Section 9.3(b) of the Merger Agreement shall be deleted in its entirety.

3.4.         The words “termination fees” shall be deleted from the definition of “Superior Proposal” in Section 1.1(nnnn) of the Merger Agreement.

4.              Additional Agreements.

4.1.         Merger Proposal.

4.1.1.            As promptly as reasonably practicable after the execution and delivery of this Amendment No. 1, the Company and Merger Sub shall amend the merger proposal (in the Hebrew language), which was previously filed with the Companies Registrar, to reflect this Amendment No. 1 (the “Amended Merger Proposal”); such Amended Merger Proposal to be executed in accordance with Section 316 of the Israeli Companies Law and filed with the Companies Registrar.

4.1.2.            Any and all references in the Merger Agreement to the Merger Proposal shall also apply to the Amended Merger Proposal, as applicable.

4.2.         General Meeting.

4.2.1.            Notwithstanding Section 6.3(a) of the Merger Agreement, the Company undertakes after the execution of this Amendment No. 1, but in no event later than 48 hours after the end of the Go-Shop Period (the “Notice Deadline”), to take all actions necessary or required under all applicable Legal Requirements to publish the notice of the Company’s shareholders meeting for voting upon the proposal to approve the Merger (the “New Company General Meeting”). Subject to the notice requirements of the Israeli Companies Law and the Articles of Association of the Company, the New Company General Meeting shall be held no later than 35 days after the Notice Deadline.

4.2.2.            Any and all references in the Merger Agreement to the Company General Meeting shall also apply to the New Company General Meeting; provided, however, that notwithstanding anything to the contrary in the Merger Agreement, in the event that the Company Board effects a Change of Recommendation in connection with a Superior Proposal, Section 6.3 of the Merger Agreement shall cease to apply and shall be deemed null and void.

4.3.         Proxy Statement. The Company shall prepare, file and mail a new proxy statement in connection with the New Company General Meeting as required by any applicable laws, and Section 6.2 of the Merger Agreement shall apply to such new proxy statement, with the necessary changes.

4.4.         Termination.  Section 9.1 of the Merger Agreement shall be amended to add the following new subsection 9.1(j):

“(j)  by the Company, at any time prior to the Company General Meeting, if the Company Board shall have effected a Change of Recommendation in accordance with the terms of this Agreement.”

5.              No Other Change.

The Parties hereby acknowledge and agree that the other terms and provisions of the Merger Agreement shall not be affected by this Amendment No. 1 and shall continue in full force and effect.

6.              Counterparts; Facsimile Execution

This Amendment No. 1 may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile or .pdf execution and delivery of this Amendment No. 1 is legal, valid and binding for all purposes.

7.              Miscellaneous Provisions

Section 10 of the Merger Agreement shall apply mutatis mutandis to this Amendment No. 1.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to be duly executed by their respective authorized signatories as of the date first indicated above.

Mellanox Technologies, Ltd.

By:	/s/ Eyal Waidman

Name:	Eyal Waidman

Title:	President and Chief Executive Officer

Mondial Europe Sub Ltd.

By:	/s/ Eyal Waidman

Name:	Eyal Waidman

Title:	Director

EZchip Semiconductor Ltd.

By:	/s/ Eli Fruchter

Name:	Eli Fruchter

Title:	Chief Executive Officer